Exhibit 99.1

Modern Systems Corporation Continues Merger Progress, Secures New Debt Financing

New products and partnerships anticipated to drive growth

SEATTLE, WA, OCTOBER 10, 2014 –Modern Systems Corporation, an indirect, wholly-owned subsidiary of BluePhoenix Solutions, Ltd. (NASDAQ: BPHX), provided an update on the expected timing of its proposed merger with Sophisticated Business Systems, Inc. (“ATERAS”) and announced new debt financing from Comerica Bank.

The merger is an all stock transaction in which BluePhoenix will issue approximately 6.2M shares to ATERAS shareholders in exchange for 100 percent of ATERAS’ shares. ATERAS will become a wholly-owned subsidiary of Modern Systems Corporation, subject to the satisfaction of the conditions to closing the merger, such as BluePhoenix shareholder approval. A meeting of the BluePhoenix shareholders is scheduled for November 18, 2014 to vote on the proposed merger and related transactions. If approved, this merger is expected to close prior to December 2014.

On a pro-forma basis, we estimate that the revenue for the combined entities in 2013 would have been $14.3M, if the merger with ATERAS had been completed on January 1, 2013. ATERAS’ Operating Loss in 2013 was nearly break-even at ($264K). Operational efficiencies and savings are anticipated to be realized through the merger as the new combined entity will continue to progress towards break-even cash flow. Pro forma financial information is for informational purposes only and is not necessarily indicative of what BluePhoenix’s financial results would have been had BluePhoenix completed the merger with ATERAS on January 1, 2013.

The merger will make Modern Systems one of the largest independent legacy modernization firms in the world, extending coverage in the US and offering a wider set of products.

The merger will also extend the company’s sales channels, broadening partnerships with IBM, Dell, HP and Fujitsu. BluePhoenix recently extended a service agreement with IBM assisting in legacy system modernization with a large US government agency, and completed a successful project with UK financial services firm Moorcroft Debt Services.

Modern Systems’ new products, which accelerate the transition from legacy systems to the cloud, have attracted the attention of analysts from Gartner and 451 Research.

“Our customers, partners and those covering the legacy modernization market are excited by the merger and our growth plan,” says Modern Systems CEO Matt Bell. “New products and partnerships, along with the combined resources of both companies will enable us to provide modernization services to companies across the globe.”

“Legacy modernization has become a top CIO priority,” says Bell. “Modernizing legacy systems is necessary to fully reap the benefits of mobile, cloud and big data. It’s no surprise companies are mobilizing to address this growing need.”

Modern Systems also announced that it had entered into an amendment to its existing loan agreement with Comerica Bank to: increase the non-formula revolving line up to the amount of $2 million backed by guarantees; increase the borrowing base revolving line amount up to $1.5 million upon the closing of the ATERAS merger; and extend the loan maturity date to December 31, 2015.  The amendment has a financial covenant for a minimum liquidity ratio effective upon the close of the ATERAS merger. BluePhoenix’s obligations under the Amendment are secured by a security interest in BluePhoenix’s copyrights, trademarks and patents. The remaining substantive provisions of the credit facility are not materially changed by this amendment.

“The new financing terms will help stabilize the company through the merger and lay the foundation for growth,” says Bell. “We’re fortunate to have a partner like Comerica, who recognizes the needs of our niche and believes in our ability to serve them.”

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About Modern Systems Corporation

Modern Systems Corporation, an indirect, wholly-owned subsidiary of BluePhoenix Solutions Ltd. (NASDAQ: BPHX), is a leading provider of legacy modernization services. The Modern Systems portfolio includes a comprehensive suite of tools and services for incremental modernization of legacy systems. Leveraging over 20 years of best-practice domain expertise, Modern Systems works closely with customers to minimize risk and provide a clear path from legacy platforms like COBOL, Natural/Adabas and others to modern solutions like SQL, DB2, Java and more. Modern Systems customers come from diverse industries and vertical markets such as automotive, banking and financial services, insurance, manufacturing, and retail. Modern Systems has six offices in the USA, UK, Italy, Romania, and Israel.

Media Contacts

Rick Oppedisano, Vice President of Global R&D and Marketing, Modern Systems

(704) 649-3173

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on BluePhoenix’s management’s beliefs and assumptions and on information currently available to BluePhoenix’s management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including those relating to future events or our future financial performance and financial guidance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of terms like these or other comparable terminology, and other words or terms of similar meaning in connection with any discussion of future operating or financial performance. These statements are only predictions. All forward-looking statements included in this document are based on information available to BluePhoenix on the date hereof, and BluePhoenix assumes no obligation to update any such forward-looking statements. Any or all forward-looking statements in this document may turn out to be wrong. Actual events or results may differ materially. Forward-looking statements can be affected by inaccurate assumptions BluePhoenix might make or by known or unknown risks, uncertainties and other factors. These risks and uncertainties include but are not limited to: the risk that the businesses may not be combined successfully or in a timely and cost-efficient manner; the possibility that the transaction will not close, including, but not limited to, due to the failure to obtain shareholder approval or the failure to obtain any required governmental or third-party approval; and the risk that business disruption relating to the merger may be greater than expected; and such other risks and uncertainties as identified in BluePhoenix’s most recent Annual Report on Form 10-K and other reports filed by it with the Securities and Exchange Commission, or SEC. All names and trademarks are their owners’ property.

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Where You Can Find More Information

This press release may be deemed to be solicitation material in respect of the proposed merger with ATERAS. This press release should not be read alone, but should instead be read in conjunction with the other information regarding the companies and the proposed merger with ATERAS that will be contained in, or incorporated by reference into, the proxy statement that BluePhoenix will be filing in connection with shareholder approval of the proposed merger with ATERAS, as well as in the Forms 10-K, Forms 10-Q and other filings that BluePhoenix makes with the SEC. The proxy statement will be mailed or otherwise made available to our shareholders, and shareholders and investors will be able to obtain the proxy statement free of charge when it becomes available at www.sec.gov and http://bphx.com/our-company/investor-info/. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMEN REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

BluePhoenix’s directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding BluePhoenix’s directors and executive officers is available in its proxy statement filed with the SEC by us on November 22, 2013. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials regarding the proposed merger with ATERAS to be filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.